BONSO ELECTRONICS INTERNATIONAL INC.

                            STICKER SUPPLEMENT DATED
                              DECEMBER 17, 2003 TO
                                   PROSPECTUS
                              DATED AUGUST 12, 2003

     This Supplement to Bonso Electronics International Inc.'s (the "Company") Prospectus dated August 12, 2003 (the "Prospectus") updates certain information in the Prospectus.

     On December 17, 2003, our board of directors reduced the exercise price of the warrants from $17.50 to $8.25. Each two warrants are exercisable to now purchase one share of our common stock at an exercise price of $8.25. Further, the expiration date of the warrants was extended from December 31, 2003 until February 13, 2004. The warrants will now expire at 2:00 PM (Pacific Time) February 13, 2004. We have not amended any other term or condition relating to the warrants or their exercise.

     Accordingly, all references in the Prospectus indicating that the exercise price of the warrants is $17.50 are hereby deleted and replaced with an exercise price of $8.25. Further, all references in the Prospectus indicating that the warrants expire on December 31, 2003 are hereby deleted and replaced with an expiration date of February 13, 2004. The Company reserves the right however to extend the expiration date of the warrants, however at this time the Company does not intend to do so.

     The date of this Supplement is December 17, 2003.